Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Raphael Gross

203-682-8253

investors@frgi.com

FIESTA RESTAURANT GROUP, INC. ANNOUNCES COMPLETION OF REFINANCING

Addison, TX – (Businesswire) – December 11, 2013 - Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ: FRGI), the owner, operator and franchisor of the Pollo Tropical® and Taco Cabana® fast-casual restaurant brands, today announced it has entered into a new senior secured credit facility with a new syndicate of lenders led by Wells Fargo Bank, National Association, as administrative agent and a lender, and JPMorgan Chase Bank, N.A., as syndication agent and a lender, which provides for up to $150 million of revolving credit borrowings (including $15 million available for letters of credit).

Fiesta also announced today the completion of its previously announced cash tender offer and consent solicitation for its $200 million of 8.875% Senior Secured Second Lien Notes due 2016 (the “Notes”), which expired at 12:01 a.m., New York City time, on December 11, 2013. On November 26, 2013, Fiesta accepted for purchase and payment $122,701,000 of the Notes that were validly tendered and not withdrawn at or prior to 5:00 p.m., New York City time, on November 25, 2013, representing 61.3% of the outstanding principal amount of the Notes. No additional outstanding Notes were tendered in the tender offer other than such Notes repurchased on November 26, 2013.

Also on December 11, 2013, Fiesta irrevocably called for redemption the $77,299,000 principal amount of Notes that remain outstanding and discharged all obligations under such Notes and the indenture governing such Notes by depositing with the Trustee under the indenture governing the Notes an amount of funds sufficient to redeem such Notes, including the Applicable Premium (as defined in the indenture governing the Notes) as of, and accrued and unpaid interest to, but not including, the date of redemption, which is December 16, 2013. This press release shall not constitute a notice of redemption under the indenture governing the Notes.

Fiesta has used the net proceeds of the previously announced underwritten public offering (completed on November 20, 2013) of 3,105,000 shares of its common stock, which included 2,700,000 shares of common stock issued and sold by Fiesta and an aggregate of 405,000 additional shares of common stock that the underwriters purchased from Fiesta and certain executive officers of Fiesta, as selling stockholders, upon exercise of their over-allotment option, of which 378,336 shares of common stock were issued and sold by Fiesta and 26,664 shares of common stock were sold by the selling stockholders, and revolving credit borrowings under its new senior secured revolving credit facility, to (i) repurchase all of its outstanding Notes tendered pursuant to a tender offer and consent solicitation and redeem $77,299,000 principal amount of the Notes not tendered and repurchased in the tender offer, (ii) pay related fees and expenses of the transactions above and (iii) for general corporate purposes. The Company did not receive any of the net proceeds from the sale of the Company’s common stock in the public offering by the selling stockholders.

Wells Fargo Securities, LLC acted as dealer manager and solicitation agent for the tender offer and the consent solicitation, and D.F. King & Co, Inc., acted as tender agent and information agent for the tender offer and consent solicitation.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes. This press release also is not a solicitation of consents to the proposed amendments to the indenture. The tender offer and consent solicitation were made solely by means of the tender offer and consent solicitation documents, including the Offer to Purchase and Consent Solicitation Statement, dated November 12, 2013, and the related Consent and Letter of Transmittal, that Fiesta distributed to holders of Notes. The tender offer and consent solicitation were not made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc. owns, operates and franchises the Pollo Tropical® and Taco Cabana® restaurant brands with 310 restaurants in the U.S and internationally as of September 29, 2013. The brands specialize in the operation of fast-casual, ethnic restaurants that offer distinct and unique flavors with broad appeal at a compelling value. Both brands feature made-from-scratch cooking, fresh salsa bars, and drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Fiesta’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects”, “intends” or similar expressions. In addition, expressions of Fiesta’s strategies, intentions or plans, are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond Fiesta’s control. Investors are referred to the full discussion of risks and uncertainties as included in Fiesta’s filings with the Securities and Exchange Commission.

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